June 30

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2024 (October 29, 2024)

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8401 McClure Drive Fort Smith, Arkansas (Address of principal executive offices)		72916 (Zip Code)

Registrant’s telephone number, including area code: (479) 785-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 Par Value	ARCB	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on September 26, 2024, Michael E. Newcity, Chief Innovation Officer of ArcBest Corporation (the “Company”) and President of the Company’s subsidiary, ArcBest Technologies, Inc., announced his intent to retire in December 2024.  His retirement will be effective December 31, 2024.  On October 29, 2024, the Compensation Committee of the Board of Directors of the Company approved entry into a consulting agreement (the “Agreement”) with Mr. Newcity pursuant to which he will perform consulting services for the Company over a period of two years, commencing January 1, 2025 and ending on December 31, 2026.  The Agreement will become effective on January 1, 2025.

Under the terms of the Agreement, Mr. Newcity will be paid $22,916.67 per month and be reimbursed for reasonable and necessary business expenses. Mr. Newcity is subject to confidentiality, non-competition and non-solicitation covenants. For the term of the Agreement, Mr. Newcity will not engage in competitive activities with the Company and its affiliates or solicit customers or employees of the Company or otherwise interfere with the business of the Company and its affiliates. In the event the consulting relationship is terminated by the Company without cause, the consulting fees will continue through the original term of the Agreement. Otherwise, the consulting fees will terminate upon termination of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the complete text of the Agreement, the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

As previously announced, upon Mr. Newcity’s retirement, Dennis L. Anderson, the Company’s Chief Strategy Officer, will assume Mr. Newcity’s responsibilities as Chief Innovation Officer under the new title of Chief Strategy and Innovation Officer. Starting in 2025, in connection with his new role, Mr. Anderson will be entitled to (i) an increase in annual base salary to $438,000, (ii) a target annual cash incentive opportunity to be set at 65% of his base salary payable upon the attainment of certain company-wide performance goals for fiscal 2025, (iii) a long-term cash incentive opportunity of $330,000 payable upon the attainment of certain company-wide performance goals for the three-year period ended December 31, 2027 (or such other amount as may be determined by the Compensation Committee) and (iv) an equity grant with a target value of $220,000 (or such other amount as may be determined by the Compensation Committee), with such equity grant to be made and cash incentives to be approved when the Compensation Committee approves cash incentives and equity grants for management, which is expected to occur at the Compensation Committee’s regularly scheduled meeting in the second quarter of 2025.

ITEM 5.05 – AMENDMENTS TO THE REGISTRANT’S CODE OF ETHICS, OR WAIVER OF A PROVISION OF THE CODE OF ETHICS.

On October 29, 2024, upon the recommendation of the Audit Committee of the Board of Directors of the Company (the “Board”), the Board approved and adopted an amendment and restatement of the Company’s Code of Conduct (as amended and restated, the “Code of Conduct”). The Code of Conduct became effective immediately upon adoption. The Code of Conduct was amended to, among other things, enhance and expand on our commitment to maintaining and promoting fundamental human rights and our policies regarding insider trading, corruption, bribery and political contributions. Adoption of the Code of Conduct did not result in any explicit or implicit waiver of any provision of the Code of Conduct. The foregoing description of the amendments to the Code of Conduct does not purport to be complete and is qualified in its entirety by reference to the full text of the Code of Conduct, a copy of which is available on the Company’s website at https://investors.arcb.com/governance/governance-documents/.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form of Consulting Agreement by and between the Company and Michael E. Newcity
104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCBEST CORPORATION

(Registrant)

Date:	November 4, 2024	/s/ Michael R. Johns
Michael R. Johns
Chief Legal Officer and Corporate Secretary